	Marriott International, Inc.				Exhibit 99
	Cost Reimbursements Revenue
	($ in millions)

Segment	Fiscal Year 2007	Fiscal Year 2006	Fiscal Year 2005	Fiscal Year 2004

North American Full-Service	$4,782	$4,527	$4,512	$4,291
North American Limited-Service	1,470	1,423	1,327	1,112
International	741	635	447	173
Luxury	1,307	1,261	1,183	1,125
Timeshare	275	229	202	227

Total	$8,575	$8,075	$7,671	$6,928